SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
April 20, 2010
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
See Item 8.01 regarding the termination of certain agreements.
Item 8.01. Other Events.
Convertible Senior Secured Notes Issuance and Sale
On April 20, 2010, Evergreen Solar, Inc. (the “Registrant”) issued a press release announcing its intention to offer $165 million in aggregate principal amount of convertible senior secured notes due 2015 to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K.
On April 21, 2010, the Registrant issued a press release announcing the pricing of its offering of $165 million aggregate principal amount of its 13% convertible senior secured notes due 2015. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.2 to this Current Report on Form 8-K.
Closing of the Sale of Sovello AG
On March 23, 2010, as previously reported, the Registrant and other shareholders of Sovello AG (“Sovello”) entered into an agreement to sell all of its interests in Sovello to Ventizz Capital Fund IV, L.P. (“Ventizz”), and on April 21, 2010, all of the required closing conditions were met in order to complete the sale. Upon the completion of the sale, the Master Joint Venture Agreement among the Registrant and Sovello’s other shareholders, dated November 5, 2008, was terminated and Sovello’s banking syndicate released the Registrant from all of its obligations to Sovello’s banking syndicate pursuant to the Undertaking dated October 6, 2008.
In connection with the closing of the sale, the Registrant’s existing technology license agreements with Sovello were terminated and a new technology license agreement was entered into, allowing Sovello to continue using the Registrant’s wafer manufacturing technology to produce String Ribbon™ solar wafers, cells and panels. Sovello also agreed to provide the Registrant with audited financial statements for fiscal 2009 which will allow the Registrant to meet its obligations to file such financial statements with the U.S. Securities and Exchange Commission in a timely manner.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued April 20, 2010

99.2	Press Release issued April 21, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
Michael El-Hillow
Chief Financial Officer and Secretary

Dated: April 26, 2010